Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MARIN SOFTWARE INCORPORATED

Marin Software Incorporated, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

FIRST: That the name of this corporation is Marin Software Incorporated and that this corporation was originally incorporated pursuant to the General Corporation Law on March 16, 2006.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are as follows:

(a) Article IV is hereby amended and restated in its entirety to read as follows:

1. Authorization of Shares. This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is fifty-six million (56,000,000) shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is eighteen million eight hundred three thousand seven hundred thirty-five (18,803,735) shares, $0.001 par value per share, two million nine thousand forty-three (2,009,043) of which are designated as “Series A Preferred Stock,” one million four hundred thousand two hundred nine (1,400,209) of which are designated as “Series A-1 Preferred Stock,” two million six hundred seventy-two thousand fifty-nine (2,672,059) of which are designated as “Series B Preferred Stock,” four million six hundred seventy-three thousand three hundred ninety-three (4,673,393) of which are designated as “Series C Preferred Stock,” two million twenty-two thousand two hundred thirty-nine (2,022,239) of which are designated as “Series D Preferred Stock,” one million seven hundred forty-three thousand nine hundred forty (1,743,940) of which are designated as “Series E Preferred Stock,” two million eight hundred four thousand seven hundred eighty-eight (2,804,788) of which are designated as “Series F Preferred Stock” and one million four hundred seventy-eight thousand sixty-four (1,478,064) of which are designated as “Series F-1 Preferred Stock.”

THIRD: That the foregoing Certificate of Amendment of the Restated Certificate of Incorporation of this corporation has been duly adopted and approved by the stockholders of this corporation in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

* * * * *

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: March 4, 2013	Marin Software Incorporated

	By:	/s/ Christopher Lien
	Name:	Christopher Lien
	Title:	Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION

OF

MARIN SOFTWARE INCORPORATED

Marin Software Incorporated, a Delaware corporation, hereby certifies that:

1. The name of the corporation is Marin Software Incorporated. The date of filing its original Certificate of Incorporation with the Secretary of State was March 16, 2006.

2. This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit 1, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: November 21, 2012	Marin Software Incorporated

	By:	/s/ Christopher Lien
	Name:	Christopher Lien
	Title:	Chief Executive Officer

EXHIBIT 1

RESTATED CERTIFICATE OF INCORPORATION

OF

MARIN SOFTWARE INCORPORATED

ARTICLE I

The name of the corporation is Marin Software Incorporated.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, DE 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

1. Authorization of Shares. This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is thirty-six million (36,000,000) shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is eighteen million eight hundred three thousand seven hundred thirty-five (18,803,735) shares, $0.001 par value per share, two million nine thousand forty-three (2,009,043) of which are designated as “Series A Preferred Stock,” one million four hundred thousand two hundred nine (1,400,209) of which are designated as “Series A-1 Preferred Stock,” two million six hundred seventy-two thousand fifty-nine (2,672,059) of which are designated as “Series B Preferred Stock,” four million six hundred seventy-three thousand three hundred ninety-three (4,673,393) of which are designated as “Series C Preferred Stock,” two million twenty-two thousand two hundred thirty-nine (2,022,239) of which are designated as “Series D Preferred Stock,” one million seven hundred forty-three thousand nine hundred forty (1,743,940) of which are designated as “Series E Preferred Stock,” two million eight hundred four thousand seven hundred eighty-eight (2,804,788) of which are designated as “Series F Preferred Stock” and one million four hundred seventy-eight thousand sixty-four (1,478,064) of which are designated as “Series F-1 Preferred Stock.”

ARTICLE V

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1	“Board” shall mean the Board of Directors of the Corporation.

1.2	“Corporation” shall mean this corporation.

1.3	“Common Stock” shall mean the Common Stock, $0.001 par value, of the Corporation.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Dividend Rate” shall mean $0.06714 per share per annum for the Series A Preferred Stock, $0.0998 per share per annum for the Series A-1 Preferred Stock, $0.165378 per share per annum for the Series B Preferred Stock, $0.1669 per share per annum for the Series C Preferred Stock, $0.332106 per share per annum for the Series D Preferred Stock, $0.551694 per share per annum for the Series E Preferred Stock, $0.7378 per share per annum for the Series F Preferred Stock and $0.8119 per share per annum for the Series F-1 Preferred Stock (as adjusted for any stock splits and combinations, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock).

1.6 “Effective Date” shall mean the date on which the first share of Series F-1 Preferred Stock is issued by the Corporation.

1.7 “Original Issue Price” shall mean $1.119 per share for the Series A Preferred Stock, $1.6634 per share for the Series A-1 Preferred Stock, $2.7563 per share for the Series B Preferred Stock, $2.7817 per share for the Series C Preferred Stock, $5.5351 per share for the Series D Preferred Stock, $9.1949 per share for the Series E Preferred Stock, $12.2962 per share for the Series F Preferred Stock and $13.5312 per share for the Series F-1 Preferred Stock (as adjusted for any stock splits and combinations, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock).

1.8 “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (a) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (b) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares, provided that such price does not exceed cost unless such exercise is approved by the Board.

1.9 “Preferred Stock” shall mean the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series F-1 Preferred Stock, collectively.

1.10 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Corporation.

1.11 “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.001 par value per share, of the Corporation.

1.12 “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Corporation.

1.13 “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Corporation.

1.14 “Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.001 par value per share, of the Corporation.

1.15 “Series E Preferred Stock” shall mean the Series E Preferred Stock, $0.001 par value per share, of the Corporation.

1.16 “Series F Preferred Stock” shall mean the Series F Preferred Stock, $0.001 par value per share, of the Corporation.

1.17 “Series F-1 Preferred Stock” shall mean the Series F-1 Preferred Stock, $0.001 par value per share, of the Corporation.

1.18 “Junior Preferred Stock” shall mean collectively the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

1.19 “Senior Preferred Stock” shall mean the Series E Preferred Stock, the Series F Preferred Stock and the Series F-1 Preferred Stock.

1.20 “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.	Dividend Rights.

2.1	Dividend Preference.

(a) Senior Preferred Stock Dividend Preference. In each calendar year, the holders of the then outstanding Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Senior Preferred Stock, prior and in preference to the payment of any dividends on the Junior Preferred Stock or Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no distribution (other than a Common Stock Dividend) shall be made, with respect to the Junior Preferred Stock or the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each such series of Senior Preferred Stock (including all declared but unpaid dividends from previous years, if any) shall have first been paid or declared and set apart for payment to the holders of each such series Senior Preferred Stock, respectively, during that calendar year; provided, however, that the restrictions in this sentence and the preceding sentence shall not apply to Permitted Repurchases. Payments of any dividends to the holders of each such series of Senior Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein and among a particular series of Senior Preferred Stock on a pro rata basis according to the number of outstanding shares of such series (other than with respect to the Stock Redemption). Dividends on the Senior Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Senior Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Senior Preferred Stock in the amount of the respective annual Dividend Rate for each such series of Senior Preferred Stock or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

(b) Junior Preferred Stock Preference. Subject to the payment in full of the dividend preference of the Senior Preferred Stock required to be paid in Section 2.1(a), the holders of the then-outstanding Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Junior Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual applicable Dividend Rate for each such series of Junior Preferred Stock (including all declared but unpaid dividends from previous years, if any) shall have first been paid or declared and set apart for payment to the holders of each such series of Junior Preferred Stock, respectively, during that calendar year; provided, however, that the restrictions in this sentence and the preceding sentence shall not apply to Permitted Repurchases. Payments of any dividends to the holders of each such series of Junior Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Junior Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Junior Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Junior Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.2 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder; provided, however, that the restrictions in this sentence and the preceding sentence shall not apply to Permitted Repurchases.

2.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be determined as set forth in Section 3.4 below.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1	Liquidation Preference.

(a) Senior Preferred Stock Liquidation Preference. The holders of each share of Senior Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the Available Funds and Assets and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on shares of any Junior Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price of each such series of Senior Preferred Stock, plus all declared but unpaid dividends on such Senior Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets to be distributed to the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of their full preferential amount described in this Section 3.1(a), then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Senior Preferred Stock pro rata, in proportion to the full amounts such holders would otherwise have been entitled to pursuant to this Section 3.1(a).

(b) Junior Preferred Stock Liquidation Preference. Subject to payment in full of the liquidation preference of the Senior Preferred Stock set forth in Section 3.1(a), the holders of each share of Junior Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of each such series of Junior Preferred Stock plus all declared but unpaid dividends on such Junior Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Junior Preferred Stock of their full preferential amounts described in this Section 3.1(b), then the entire remaining Available Funds and Assets shall be distributed among the holders of the then-outstanding Junior Preferred Stock pro rata, in proportion to the full amounts such holders would otherwise have been entitled to pursuant to this Section 3.1(b).

3.2	No Participation Rights.

(a) If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed solely among the holders of the then-outstanding Common Stock pro rata according to the number of outstanding shares of Common Stock then held by each such holder.

(b) Notwithstanding the provisions of Sections 3.1 and 3.2(a), solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event (as defined below), at the closing of any Liquidation Event with respect to which amounts are to be legally distributed to the Corporation’s stockholders and at each date after such closing on which additional amounts (such as earn-out payments, escrow amounts or other contingent payments) are to be legally distributed to the Corporation’s stockholders as a result of such Liquidation Event (each, a “Payment Date”), each holder of Preferred Stock shall be entitled to be paid, out of the Available Funds and Assets, on such Payment Date an amount for each share of Preferred Stock held upon the closing of such Liquidation Event equal to: (A) the greater of the amount of cash, securities and other property to which such holder would have been entitled (after treating the distributions to the Corporation’s stockholders made upon such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Liquidation Event) either (x) pursuant to Sections 3.1 and 3.2(a) above, or (y) if all shares of Preferred Stock had converted to Common Stock pursuant to Section 5 as of immediately prior to the closing of such Liquidation Event; reduced by (B) the amount per share paid in the aggregate to such holder with respect to such holder’s Preferred Stock on all prior Payment Dates; provided, however, that the fair market value of any non-cash consideration that may be distributed to the Corporation’s stockholders on each Payment Date shall be determined at the date of the closing of the Liquidation Event in accordance with Section 3.4, unless otherwise specified in the definitive agreement for the Liquidation Event.

3.3 Merger or Sale of Assets. Unless waived in writing by the holders of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock voting as a single class on an as converted basis (which approval shall be binding on all holders of the then outstanding Preferred Stock), for purposes of this Section 3 each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3 (each, a “Liquidation Event”): (a) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “combination transaction”) in which the Corporation is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; (b) the closing of the transfer (whether by merger, consolidation or otherwise), other than pursuant to a bona-fide equity financing or a reincorporation into another domicile, in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation, on an as converted basis (or the surviving or acquiring entity); (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation or (d) any liquidation, dissolution or winding up of the Corporation. For purposes of this Section 3.3, an “Acquiring Stockholder” means a stockholder or stockholders of the corporation that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such combination transaction.

3.4 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for a Liquidation Event, if the securities are then traded on a national securities exchange or similar national quotation system, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution;

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for a Liquidation Event, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.5 Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Event not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Event, or 10 days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Event shall not take place sooner than 10 days after the

Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the vote or written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Preferred Stock that are entitled to such notice rights and the holders of at least a majority of the outstanding shares of Series E Preferred Stock.

3.6 Effect of Noncompliance. In the event the requirements of Section 3.5 are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Event to be postponed until the requirements of this Section 3 have been complied with, or cancel such Liquidation Event, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 3.5.

4.	Voting Rights.

4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

4.3 General. Subject to the other provisions of this Restated Certificate of Incorporation, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together on an as-converted basis and not as separate classes.

4.4 Board of Directors. The holders of the Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. For so long as 500,000 shares (as adjusted for stock dividends, stock splits, combinations, reorganizations and like transactions affecting such series of Preferred Stock) of Series B Preferred Stock are outstanding, the holders of Series B Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the “Preferred Director”). The holders of the Preferred Stock and the Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect any and all remaining director(s) of the Corporation.

5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

5.1	Optional Conversion.

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this subsection 5.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (“Securities Act”) (which underwritten offering does not cause an automatic conversion pursuant to subsection 5.2 to take place), the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

5.2	Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided in Section 5 herein upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation in which the gross proceeds to the Corporation (without reduction for underwriter’s discounts and commissions or expenses of the sale), equals or exceeds $30,000,000 (a “Qualified IPO”); or (ii) upon the date specified in a written consent of the holders of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock (voting as a single class on an as converted to Common Stock basis) to the conversion of all then-outstanding Preferred Stock under this Section 5; provided, however, that the conversion of outstanding shares of a series of Senior Preferred Stock in an automatic conversion effected pursuant to Section 5.2(a)(ii) in connection with a Liquidation Event in which the holders of such series of Senior Preferred Stock (and the Common Stock issuable upon such conversion) would receive less than the Original Issue Price per share of such series of Senior Preferred Stock shall require, in addition to the vote of the Preferred Stock described above, the separate vote of holders of a majority of such series of Senior Preferred Stock.

(b) Upon the occurrence of any event specified in subparagraph 5.2(a) (i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the applicable Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price for each such series of Preferred Stock shall be the applicable Original Issue Price for such series of Preferred Stock. The Conversion Price of each series of the Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) at any time after the Effective Date, the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Effective Date, the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock.

5.5 Adjustments for Other Dividends and Distributions; Combinations; Subdivisions.

(a) If at any time or from time to time after the Effective Date the Corporation (i) pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event or (ii) effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (without a corresponding subdivision of the Preferred Stock), then in each such event provision shall be made so that the holders of each series of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities or other distribution of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on, but prior to, the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities or other distribution receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities or other distribution by their terms.

(b) If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock (without a corresponding combination of the Preferred Stock), then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares

5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Effective Date the Common Stock issuable upon the conversion of a series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5 or Section 3), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Section 5 or with respect to such other securities or property by the terms thereof.

5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Effective Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3 above), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of each series of Preferred Stock thereafter shall be entitled to receive, upon conversion of such Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section 5, if any reorganization, merger or consolidation (other than as set forth in Section 3) is approved by the vote of stockholders required by Section 6 hereof, then such transaction and the rights of the holders of Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this subsection 5.7.

5.8 Sale of Shares Below Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the Effective Date the Corporation issues or sells, or is deemed by the provisions of this subsection 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5 or a recapitalization, reclassification or other change as provided in subsection 5.6, or a reorganization, merger or consolidation as provided in subsection 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale) (a “Qualifying Dilutive Issuance”), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold.

In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price of such series of Preferred Stock shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(b) Certain Definitions. For the purpose of making any adjustment required under this subsection 5.8:

(i) The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

(A) shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Preferred Stock, or as a dividend or distribution on the shares of Preferred Stock or Common Stock as of the Effective Date;

(B) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;

(C) shares of Common Stock or Preferred Stock (and/or options or warrants therefore) issued to parties that are providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions and that are approved by the Board, that are entered into for primarily for non-equity financing purposes;

(D) shares of Common Stock or Preferred Stock issued in connection with corporate partnering or like strategic business transactions (other than primarily for capital raising purposes) that, in each case, are approved by the Board, including the Preferred Director (if any), which approval shall not be unreasonably withheld;

(E) shares of Common Stock or Preferred Stock (and/or options or warrants therefore) issued in connection with the acquisition of another corporation or entity pursuant to a consolidation, merger, purchase of all or substantially all the assets of such entity, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such entity or fifty percent (50%) or more of the equity ownership in such entity that, in each case, are approved by the Board;

(F) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, notes or rights to purchase any securities of the Corporation outstanding as of the Effective Date and any securities issuable upon the conversion thereof;

(G) shares of Common Stock or Preferred Stock issued pursuant to a transaction described in Sections 5.4 or 5.5 hereof;

(H) shares of Common Stock issued or issuable in a Qualified IPO or an initial public offering in which all Preferred Stock is converted to Common Stock;

(I) shares of Common Stock or Preferred Stock (and/or options or warrants therefore) issued or issuable in connection with a Liquidation Event that is approved by the Board and, with respect to each series of Senior Preferred Stock, the holders of at least a majority of the outstanding shares of each such affected series of Senior Preferred Stock;

(J) shares of Common Stock issued pursuant to the rights granted under Section 3A of that certain Amended and Restated Investors’ Rights Agreement dated January 24, 2012, as amended from time to time; or

(K) shares of Common Stock or Preferred Stock (or options, or warrants or rights to acquire same), issued or issuable hereafter that are (i) approved by the Board, and (ii) approved by the vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted to Common Stock basis as being excluded from the definition of “Additional Shares of Common Stock” under this subsection 5.8(b); provided, however that, except for the exclusions set forth in (A) through (J) above, the consent of the holders of a majority of the then outstanding shares of each such series of Senior Preferred Stock shall be required for any exclusion from the definition of “Additional Shares of Common Stock” that would otherwise result in an anti-dilution adjustment to the Conversion Price of such series of Senior Preferred Stock under this Section 5.8.

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed as the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options (each as defined herein) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board, to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) without duplication, all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities.

(iv) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 5.8, for the issue of such Additional Shares of Common Stock; and

(vi) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 5.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained in such Deemed Issuance, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books. Upon the written request of any holder of Preferred Stock, the Corporation shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

5.10 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.11 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.12 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

5.13 Notices. Any notice required by the provisions of this Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

6.	Restrictions and Limitations.

6.1 Class Protective Provisions. So long as at least two million (2,000,000) shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like affecting such Preferred Stock), the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of at least two-thirds (2/3) of the Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis:

(a) alter or change the rights, preferences or privileges of the Preferred Stock in a manner that adversely affects such shares;

(b) increase or decrease (other than by repurchase, redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock;

(c) authorize, issue, or obligate itself to authorize or issue, any security (including any security convertible into any such security) having rights, preferences or privileges that are pari passu with or senior to the Preferred Stock;

(d) effect any Liquidation Event;

(e) voluntarily liquidate or dissolve;

(f) amend, alter, waive or repeal any provision of, or add any provision to, the Corporation’s Restated Certificate of Incorporation or Bylaws if such action would adversely and materially alter or change the rights, preferences or privileges of the Preferred Stock;

(g) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution, repurchase, redemption or acquisition (other than Permitted Repurchases), directly or indirectly, on account of any shares of Preferred Stock or Common Stock now or hereafter outstanding; or

(h) increase or decrease the size of the Board.

6.2 Series E Protective Provisions. So long as at least five hundred thousand (500,000) shares of Series E Preferred Stock remain outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like affecting such Preferred Stock), the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Series E Preferred Stock then outstanding, voting together as a single series, take any action that (a) alters or changes the rights, preferences, privileges or restrictions of the Series E Preferred Stock so as to affect adversely the shares of such series of Preferred Stock without so affecting the entire class of Preferred Stock; provided, however, that the authorization or issuance of a new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights preferences, privileges or restrictions of the Series E Preferred Stock or (b) increase or decrease (other than by conversion) the total number of authorized shares of Series E Preferred Stock.

6.3 Series F Protective Provisions. So long as at least five hundred thousand (500,000) shares of Series F Preferred Stock remain outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like affecting such Preferred Stock), the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Series F Preferred Stock then outstanding, voting together as a single series, take any action that (a) alters or changes the rights, preferences, privileges or restrictions of the Series F Preferred Stock so as to affect adversely the shares of such series of Preferred Stock without so affecting the entire class of Preferred Stock; provided, however, that the authorization or issuance of a new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series F Preferred Stock or (b) increase or decrease (other than by conversion) the total number of authorized shares of Series F Preferred Stock.

6.4 Series F-1 Protective Provisions. So long as at least three hundred thousand (300,000) shares of Series F-1 Preferred Stock remain outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like affecting such Preferred Stock), the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Series F-1 Preferred Stock then outstanding, voting together as a single series, take any action that (a) alters or changes the rights, preferences, privileges or restrictions of the Series F-1 Preferred Stock so as to affect adversely the shares of such series of Preferred Stock without so affecting the entire class of Preferred Stock; provided, however, that the authorization or issuance of a new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of such Senior Preferred Stock or (b) increase or decrease (other than by conversion) the total number of authorized shares of Series F-1 Preferred Stock.

7. No Redemption. Neither the Preferred Stock nor Common Stock of the Corporation is redeemable at the option of the holder thereof.

8. Miscellaneous.

8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

8.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

8.3 Changes to Authorized Common Stock. Subject to any vote or consent required pursuant to this Restated Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Preferred Stock and Common Stock of the Corporation (voting together as a single class on an as-converted to Common Stock basis) entitled to vote thereon without a vote of the holders of the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

8.4 Ability to Make Distributions. Subject to any vote or consent required pursuant to this Restated Certificate of Incorporation, the Corporation may make a distribution to holders of any Common Stock and/or Preferred Stock without regard to “preferential rights amounts” pursuant to Section 500 of the California Corporations Code.

ARTICLE VI

Subject to the provisions herein, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX

In the event that a director of the Corporation who is also a partner, member or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner, member or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.